December 6, 2005

The Bank of New York,

as Trustee

Re:	Cancellation of Investor Certificates (or interests therein) Citibank Omni-S Master Trust (formerly known as the Sears Credit Account Master Trust II)

Ladies and Gentlemen:

Reference is made to the Pooling and Servicing Agreement dated as of July 31, 1994, by and among Citi Omni-S Finance LLC, as seller (the “Seller”), Citibank (South Dakota), National Association, a national banking association, as servicer and The Bank of New York, a New York banking corporation, as trustee (as amended from time to time to the date hereof, the “Pooling and Servicing Agreement”).

Pursuant to Section 6.16 of the Pooling and Servicing Agreement, the Seller hereby notifies you that it owns the Investor Certificates (or interests therein) identified on Schedule A attached hereto and instructs you to cancel such Investor Certificates (or interests therein) in exchange for a corresponding increase in the Seller Interest, such cancellation to be effective as of December 6, 2005.

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Pooling and Servicing Agreement.

Citi Omni-S Finance LLC,
as Seller

By: /s/ Douglas C. Morrison
Name: Douglas C. Morrison
Title: President

Attachment: Schedule A

[Cancellation Notice to Trustee]

Schedule A

Omni-S Certificate Cancellation Summary

Series	Class	Cusip	Amount of Certificates to Cancel
2000-4	Class B	81234C-BU-4	$15,732,630
2001-1	Class B	81234C-BW-0	$3,693,783
2002-2	Class B	81234C-CE-9	$23,441,080
2002-3	Class B	81234C-CG-4	$8,511,518
2002-5	Class C	Not Applicable	$2,293,846
2001-1	Class C	Not Applicable	$9,747,708
2001-3	Class C	Not Applicable	$30,053,675
2000-4	Class C	Not Applicable	$41,976,395
1996-5	Class C	Not Applicable	$37,836,631
2002-2	Class C	Not Applicable	$62,200,294
2002-3	Class C	Not Applicable	$22,338,925
			$257,826,485